Exhibit 1

SCHEDULE A

Transactions in the Securities of the Issuer During the Past 60 Days

Nature of the Transaction	Amount of Securities Purchased / (Sold)	Price ($)	Date of Purchase / Sale

Stadium Special Opportunity I, L.P.

Sale of Common Stock[1]	(59,944)	1.7791	05/28/2026
Sale of Common Stock[2]	(127,611)	1.4117	05/29/2026
Sale of Common Stock[3]	(67,607)	1.2330	06/01/2026

Stadium Capital Partners, L.P.

Sale of Common Stock[1]	(330,732)	1.7791	05/28/2026
Sale of Common Stock[2]	(704,074)	1.4117	05/29/2026
Sale of Common Stock[3]	(373,013)	1.2330	06/01/2026

______________________

1 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $1.6800 to $1.8750 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote.

2 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $1.1750 to $1.8300 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote.

3 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $1.1650 to $1.3250 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote.